EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-41920, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752 and 333-163637 on Form S-8 and Registration Statement Nos. 333-157790 and 333-163020 on Form S-3 of our reports dated February 9, 2011, relating to the consolidated financial statements and financial statement schedule of The Boeing Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company, for the year ended December 31, 2010.

/S/    DELOITTE & TOUCHE LLP

Chicago, Illinois

February 9, 2011

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